                                                                EXHIBIT 10.35

                 Mony Life Insurance Company of America will pay
              the benefits provided in this Policy, subject to all
                              the policy provisions


Insured:
PAUL H BERGER

Policy Number:            B6009-75-96 J

Policy Date:              8-15-1996

Initial Specified Amount: $500,000

Issue Age:                28

Date of Issue:            8-15-1996

Class:

                          Preferred Class - Nonsmoker


Brief Description

THIS IS A FLEXIBLE PREMIUM VARIABLE LIFE TO AGE 95 POLICY. Specified Amount may be increased or decreased. Net premiums may be allocated to one or more sub-accounts of the Variable Account or to the Guaranteed Interest Account
(GIA). If the values have been sufficient to continue the Policy in force: death proceeds are payable in event of death before Age 95; surrender value is payable if Insured is living at Age 95. Some benefits reflect investment results. Flexible premiums until Age 95. Nonparticipating (no dividends payable).

Important Notice(s)

The amount or the duration of the Death Benefit (or both) may increase or decrease depending on investment results. But the Death Benefit will never be less than the Specified Amount in force less any debt. See Death Proceeds - Death Benefit Options section to determine death proceeds.

The fund value in the Variable Account increases or decreases depending on investment results. There is no guaranteed minimum fund value, cash value or surrender value. See Fund Value, Cash Value, Surrender and Sub-Account Unit Value sections.

Right to Return Policy - This Policy may be returned to us during a period that starts with its delivery and ends on the latest of: (a) 10 days after its delivery to the rightsholder; (b) 45 days after Part I of the application is signed; and (c) 10 days after we mail or deliver a Notice of Withdrawal Right. The Policy may be returned by delivery or mail, along with a written notice to cancel it, to our Home Office, a local office of ours, or to the Agent who sold it. We will then promptly refund any premiums paid. Notice given by mail and return of the Policy by mail are effective on being postmarked, properly addressed and postage prepaid. The Policy will be considered never to have been issued.

                                Table of Contents




Section
-------
     1   Schedule of Benefits, Premiums and Charges

     2   Guaranteed Monthly Insurance Rates

     3   Variable Account, the Funds and Sub-Accounts

     4   Will Pay

     5   Definitions

     6   Dates and Policy Periods

     7   Death Proceeds - Death Benefit Options

     8   Premiums

     9   Grace Period

    10   Reinstatement

    11   Beneficiary

    12   Rights

    13   Optional Policy Changes

    14   Transfers

    15   The Variable Account

    16   The GIA

    17   Cash Value

    18   Fund Value

    19   Fund Charge

    20   Sub-Account Unit Value



Section
-------

    21   Monthly Deduction

    22   Cost of Insurance

    23   Insurance Rate

    24   Continuation of Insurance

    25   Basis of Calculation

    26   Surrender

    27   Partial Surrender

    28   Loans

    29   Loan Account

    30   General Provisions

    31   Settlement Options

     -    Endorsements, if any

     -   Riders, if any

     -   Application


                  1. SCHEDULE OF BENEFITS, PREMIUMS AND CHARGES


FLEXIBLE PREMIUM VARIABLE LIFE POLICY

    DEATH BENEFIT OPTION 2 IN EFFECT SPECIFIED AMOUNT IN FORCE - $500,000 - INITIAL SPECIFIED AMOUNT (THE SPECIFIED AMOUNT IN FORCE MAY NEVER BE LESS THAN $100,000) MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT - SEE
    SECTION 2



FIRST PREMIUM $650.00

SCHEDULED PREMIUMS - $650.00 AT POLICY MONTH INTERVALS MEASURED FROM 8-15-1996.

GUIDELINE PREMIUM LIMITATION AS OF POLICY DATE $50,169.75

GUARANTEED INTEREST ACCOUNT LIMITATION - (SEE PREMIUM SECTION) $250,000

NUMBER OF GUARANTEED FREE TRANSFERS DURING A POLICY YEAR - 4
CHARGE ON EXCESS TRANSFERS: CURRENT - $0 (SUBJECT TO CHANGE; SEE TRANSFERS
                            SECTION)
                            GUARANTEED MAXIMUM - $25

DAILY MORTALITY AND EXPENSE RISK CHARGE .002055% (0.75% ANNUALLY)

SALES CHARGE - 4% OF EACH PREMIUM RECEIVED DURING YEARS 1 THROUGH 10
               2% OF EACH PREMIUM RECEIVED DURING YEARS 11 THROUGH 20

PREMIUM TAX CHARGE - 2% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHANGES IN APPLICABLE STATE TAX LAWS OR COST TO THE COMPANY.

FEDERAL TAX CHARGE - 1.25% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHANGES IN APPLICABLE FEDERAL TAX LAWS OR COST TO THE COMPANY.

ADMINISTRATIVE EXPENSE CHARGE - $25.00 PER MONTH DURING THE FIRST POLICY YEAR - $0. PER MONTH ON AND AFTER THE FIRST POLICY ANNIVERSARY - BOTH AMOUNTS ARE INCLUDED AS APPLICABLE IN THE MONTHLY DEDUCTION ON A MONTHLY ANNIVERSARY DAY.

MINIMUM MONTHLY PREMIUM - $282.08 (SEE SECTION 9. GRACE PERIOD FOR EXPLANATION AND FOR EFFECT OF ANY INCREASE IN SPECIFIED AMOUNT.)

UNDER THE TERMS OF THE POLICY, THE SCHEDULED PREMIUM SHOWN ABOVE MAY NOT CONTINUE THE POLICY IN FORCE TO AGE 95 EVEN IF THIS AMOUNT IS PAID AS SCHEDULED. THE PERIOD FOR WHICH THE POLICY WILL CONTINUE WILL DEPEND ON: THE AMOUNT OF PREMIUMS PAID; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS; CHANGES

IN INTEREST CREDITED EXPENSES, FUND PERFORMANCE AND MORTALITY DEDUCTIONS; DEDUCTIONS FOR RIDERS AND ANY BENEFITS AND PARTIAL SURRENDERS AND POLICY LOANS. ELECTION OF THE GUARANTEED DEATH BENEFIT RIDER CAN PROVIDE FOR GUARANTEED CONTINUATION OF THE POLICY AND SOME RIDERS IF CERTAIN REQUIREMENTS ARE MET.

                                 IA FUND CHARGE

THE FUND CHARGE FOR THE INITIAL SPECIFIED AMOUNT IS THE APPLICABLE PERCENTAGE (SHOWN IN THE TABLE BELOW) OF THE SUM OF A PLUS B AS FOLLOWS:

A.  ADMINISTRATIVE FUND CHARGE: $2,000.00

B. SALES FUND CHARGE - DURING THE FIRST 5 POLICY YEARS A SALES FUND CHARGE IS GENERATED BASED ON THE FOLLOWING:

    DURING POLICY YEARS 1 AND 2 - LESSER OF AMOUNT DESCRIBED IN (i) AND (ii) BELOW. DURING POLICY YEARS 3 THROUGH 5 - AMOUNT DESCRIBED IN (i) BELOW:

    -(i) 75% OF EACH PREMIUM RECEIVED UNTIL THE TOTAL OF ALL PREMIUMS RECEIVED EQUALS $3,385.00.

    -(ii) 26% OF EACH PREMIUM RECEIVED UNTIL THE TOTAL OF ALL PREMIUMS
          RECEIVED EQUALS $8,776.25 PLUS 6% OF EACH PREMIUM RECEIVED IN EXCESS OF THAT AMOUNT UNTIL THE TOTAL EXCESS RECEIVED EQUALS $17,552.50 PLUS 5% OF EACH PREMIUM RECEIVED IN EXCESS OF THAT AMOUNT.

AFTER THE 5TH POLICY ANNIVERSARY, NO ADDITIONAL SALES FUND CHARGE IS GENERATED (THE ABOVE PERCENTAGES DO NOT APPLY TO PREMIUMS RECEIVED AFTER THAT ANNIVERSARY EVEN IF THE TOTAL OF ALL PREMIUMS RECEIVED DOES NOT EQUAL THE AMOUNT SHOWN IN
(i) ABOVE). BEGINNING WITH THE 5TH POLICY ANNIVERSARY, THE AMOUNT OF THE SALES FUND CHARGE GENERATED UP TO THAT DATE AND THE AMOUNT OF THE ADMINISTRATIVE FUND CHARGE SHOWN ABOVE BOTH DECLINE EACH POLICY YEAR IN ACCORDANCE WITH THE TABLE BELOW.



POLICY YEAR       APPLICABLE %       POLICY YEAR             APPLICABLE %
-----------       ------------       -----------             ------------
    1                 100%               9                       60%
    2                 100                10                      50
    3                 100                11                      40
    4                 100                12                      30
    5                 100                13                      20
    6                 90                 14                      10
    7                 80                 15 AND LATER             0
    8                 70


SEE FUND CHARGE SECTION FOR THE EFFECT OF ANY CHANGE IN SPECIFIED AMOUNT.

2. GUARANTEED MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT. RATES ARE PER $1,000 OF AMOUNT AT RISK - SEE COST OF INSURANCE SECTION.


   INSUREDS                    INSUREDS
   ATTAINED                    ATTAINED
     AGE             RATE        AGE                 RATE
   --------         ------     ---------             -----
     28              .12          62                 1.28
     29              .12          63                 1.43
     30              .12          64                 1.59
     31              .12          65                 1.77
     32              .13          66                 1.96
     33              .13          67                 2.17
     34              .13          68                 2.40
     35              .14          69                 2.64
     36              .15          70                 2.92
     37              .16          71                 3.29
     38              .17          72                 3.61
     39              .18          73                 4.02
     40              .19          74                 4.50
     41              .21          75                 5.02
     42              .22          76                 5.57
     43              .24          77                 6.15
     44              .26          78                 6.76
     45              .28          79                 7.41
     46              .30          80                 8.13
     47              .32          81                 8.93
     48              .35          82                 9.86
     49              .38          83                10.91
     50              .41          84                12.07
     51              .45          85                13.32
     52              .49          86                14.64
     53              .54          87                16.01
     54              .59          88                17.43
     55              .65          89                18.89
     56              .72          90                20.43
     57              .79          91                22.08
     58              .87          92                23.89
     59              .96          93                25.96
     60             1.06          94                28.66
     61             1.17


3. Variable Account, Funds and Sub-Accounts (see Variable Account section for further information)

    The Variable Account is MONY America Variable Account L and includes the sub-accounts listed below.

    The sub-accounts available for investment purposes, and the corresponding portfolios of the applicable funds are:


     Sub-Account                        Applicable Fund
     -----------                        ---------------
 Intermediate Term Bond             MONY  Series  Fund,  Inc.

 Long Term Bond                     MONY  Series  Fund,  Inc.

 Money Market                       MONY  Series  Fund,  Inc.

 Government Securities              MONY  Series  Fund,  Inc.

 High Yield Bond                    Enterprise Accumulation  Trust

 International Growth               Enterprise Accumulation  Trust

 Equity                             Enterprise Accumulation  Trust

 Small Cap                          Enterprise Accumulation  Trust

 Managed                            Enterprise Accumulation  Trust





    The MONY Series Fund, Inc. is organized under the laws of Maryland. The Enterprise Accumulation Trust is organized under the laws of Massachusetts. Each fund is registered with the Securities and Exchange Commission (SEC) as an open end, diversified management investment company under the Investment Company Act of 1940.

4. Will Pay

    We will pay the death proceeds to the Beneficiary upon receipt of due proof of the Insured's death before Age 95 and while this Policy is in force. We will pay any surrender value to the Insured if living at Age 95. Payment in any case will be subject to all the provisions of this Policy.

5. Definitions

"We", "us" and "our" refer to MONY Life Insurance Company of America.

"Home Office" means our administrative office at 1740 Broadway, New York, N.Y. 10019. "Home Office" also includes our Operations Center at One MONY Plaza, Syracuse, New York 13202.

"Specified Amount in force" is the Initial Specified Amount, adjusted for any increases or decreases in Specified Amount.

"GIA" is the Guaranteed Interest Account (see the GIA section for additional information).

"Monthly Anniversary Day" means the first day of each policy month. But, if that day is not a Valuation Date for all sub-accounts, the Monthly Anniversary Day will be deemed to be the next following Valuation Date.

"Unit" is the measure by which the value of this Policy's interest in a sub-account is determined.

"Valuation Date" is each day that the New York Stock Exchange is open for trading or any other day on which there is sufficient trading in the securities of a portfolio of a Fund (see Section 3) to affect materially the Unit value of that sub-account of the Variable Account.

"Attained age" during the first policy year means age at nearest birthday on the Policy Date. During each succeeding policy year, "attained age" means age at nearest birthday on the policy anniversary on which that policy year commenced.

"Age 95" means the policy anniversary nearest the Insured's 95th birthday.

6. Dates and Policy Periods

Where dates are shown, the numbers stand for month, day and year, in that order. Months, years and anniversaries are measured from the Policy Date, if no other method is stated. The Policy Date is shown on Page 1. Each policy month starts on the same date in each calendar month as that specified in the Policy Date. If the Policy Date is the 29th, 30th or 31st of a month, there will be some calendar months when there is no same date. For those months the policy month will start on the last day of the calendar month.

7. Death Proceeds-Death Benefit Options

Death Proceeds -The proceeds payable to the beneficiary upon our receipt of due proof of the death of the Insured while this Policy is in force will be the sum of:

- the Death Benefit; and
- any insurance provided by any additional benefit rider then in force on the Insured's life on the date of death.

LESS:

- any debt due us on this Policy reduced by any unearned loan interest; and
- if death occurs during any period for which a monthly deduction has not been made, any monthly deduction that may apply to that period, including the deduction for the month of death.

Interest will be paid on death proceeds paid in one sum. We will determine the interest rate for each year, and this rate will not be less than 2 3/4% annually. Interest will be paid from the date of the Insured's death to the date of payment.

Death Benefit - (If a Waiver of Monthly Deduction Benefit rider is part of this Policy, and if Death Benefit Option I is in effect, it will automatically change to Death Benefit Option 2 under the terms and conditions set forth in the second paragraph of that rider.)

If Death Benefit Option 1 is in effect on the date of death, the Death Benefit is the greater of:

(a) the Specified Amount in force on the date of death, plus the increase, if any, in the fund value since the last Monthly Anniversary Day; and
(b) the fund value on the date of death, plus the applicable percentage (see below) of the fund value on the last Monthly Anniversary Day.

If Death Benefit Option 2 is in effect on the date of death, the Death Benefit is the greater of:

(a) the Specified Amount in force on the date of death, plus the fund value on the date of death;
    and
(b) the fund value on the date of death, plus the applicable percentage (see below) of the fund value on the last Monthly Anniversary Day.

The applicable percentage of the fund value used to determine the Death Benefit payable is:


    Insured's Attained
           Age                           Applicable Percentage
     on Date of Death                         of Fund Value
    -------------------                  ----------------------
     40 or under                         150%
     41-45                               150% less 7% for each year
                                         over attained age 40
     46-50                               115% less 6% for each year
                                         over attained age 45
     51-55                               85% less 7% for each year
                                         over attained age 50
     56-60                               50% less 4% for each year
                                         over attained age 55
     61-65                               30% less 2% for each year
                                         over attained age 60
     66-70                               20% less 1% for each year
                                         over attained age 65




    Insured's Attained
           Age                           Applicable Percentage
     on Date of Death                         of Fund Value
    -------------------                  ----------------------

     71-74                               15% less 2% for each year
                                         over attained age 70
     75-90                               5%
     91-94                               5% less 1% for each year
                                         over attained age 90



8. Premiums

Payment of Premiums - Premiums after the first are payable to us at our Home Office or at any local office to a person authorized by us to accept them, but only in exchange for a receipt signed by our Treasurer and by the person receiving the payment. We shall accept premiums after the first (shown in Section 1) subject to limitations as described below. But we shall not accept any part of a payment as a premium if that part would result in the sum of cumulative premiums paid, less any partial surrenders and their fees, being in excess of the guideline premium limitation that then applies to the Policy.

We reserve the right to reject all or a portion of any scheduled or unscheduled premium payment if part (b) of either Death Benefit Option 1 or Death Benefit Option 2 is in effect or would be in effect if such a payment had been accepted by us.

Guideline Premium Limitation - The guideline premium limitation that applies to the Policy at any time will never be more than as determined in accordance with
Section 7702 of the Internal Revenue Code of 1986 as now or later amended or any further amendment of such Code superseding or modifying that section. The guideline premium limitation that applies to the Policy on the Policy Date is shown in Section 1. Changes in the Specified Amount in force, the Death Benefit Option in effect or an additional benefit provided by rider will change the guideline premium limitation. In the event of any such change we reserve the right to reduce the Policy's cash value so that the guideline premium limitation that applies to the Policy is not violated. The amount by which the cash value is so reduced will be refunded in cash. The endorsement issued to reflect any such change will include the revised guideline premium limitation that then applies to the Policy.

Limit on Premium Payments Allocated to the GIA - We shall return to the rightsholder any part of a premium payment requested for allocation to the GIA if: (a) the fund value in the GIA equals or exceeds the GIA Limitation shown in
Section 1; or (b) acceptance of that part payment would cause the fund value in the GIA to exceed such Limitation.

Net Premium - A net premium is the premium paid, less the sales charge, premium tax charge and federal tax charge shown in Section 1.

Premiums Received Before or at Delivery of the Policy - The first full net premium must be paid before or at delivery of the Policy and will be allocated to the Money Market sub-account on the later of the Policy Date and the Valuation Date that coincides with or next follows the Date the premium is received at our Operations Center. If the Policy is not accepted at delivery, any premium paid will be returned without interest.

Allocation of Net Premiums Received After Delivery of the Policy - Any net premium received after delivery of the Policy and before the end of the period under the "Right to Return Policy" provision (see page 1) will be allocated to the Money Market sub-account:

At the end of the "Right to Return Policy" period if the Policy has not been returned under the terms of that provision, the fund value in the Money Market sub-account will then be transferred to the sub-account or sub-accounts of the Variable Account and/or the GIA in accordance with the most recent scheduled premium allocation election on record, unless there is no allocation on record. In that case the fund value will not then be transferred from the Money Market sub-account.

After the "Right to Return Policy" period ends, any net premiums received will be allocated either: (a) to one or more sub-accounts of the Variable Account and/or the GIA in accordance with the scheduled premium allocation then in effect for the Policy; or (b) if there is no such allocation in effect, to the Money Market sub-account.

An unscheduled premium may be otherwise allocated, if a specific request is so made for that premium (see Unscheduled Premiums below).

Net premiums are allocated on the Valuation Date that coincides with, or next follows, the date the premium is received at our Operations Center. Allocations must be made in whole percentages. If the GIA or a sub-account is to receive any allocation, the allocation must be at least 10% of the net premium. The allocation election on record may be changed by written notice to us at our Operations Center. A change will take effect within 7 days after we receive that notice.

Scheduled Premiums - We shall send reminder notices for the payment of the scheduled premiums shown in Section 1. The amount and interval of payment of scheduled premiums may be changed upon written request. But the new payment interval must satisfy our rules in use at the time of the change.

Unscheduled Premiums - Additional premium payments of at least $250 may be made at any time. We reserve the right to limit the total amount of unscheduled premiums paid during any 12 consecutive calendar months to an amount that assures that the sum of cumulative premiums paid, less any partial surrenders and their fees, is not in excess of the guideline premium limitation that applies to the Policy. An unscheduled premium may be allocated by amount as well as by percentage. If a specific allocation is not requested or is requested incorrectly, then the net premium will be allocated in accordance with the most recent scheduled premium allocation on record, unless there is no allocation election on record. In that case the unscheduled net premium will be allocated to the Money Market sub-account. A specific allocation for an unscheduled premium will not change the allocation on record for scheduled premiums.

9. Grace Period

Minimum Monthly Premium - The Minimum Monthly Premium on the Policy Date is shown in Section 1.

A. Applicable During the First 2 Policy Years the Policy is in Force - If the sum of all premiums paid, less any partial surrenders (and their fees) and less any debt, on the Monthly Anniversary Day is smaller than the sum of each Minimum Monthly Premium times the number of in force policy months during which that premium was applicable, we shall send notice of insufficient premium. A grace period of 61 days from the date of that notice will be allowed for payment of any balance needed on the Monthly Anniversary Day to cover the Minimum Monthly Pre mium for the following month plus an amount equal to 2 Minimum Monthly Premiums, or if greater, the number of Minimum Monthly Premiums until the next scheduled premium due date.

B. Applicable after the Policy is in Force 2 or More Policy Years - If the cash value, less any debt, on the Monthly Anniversary Day is not enough to cover the monthly deduction (see Monthly Deduction section) for the following month, we shall send notice of insufficient value. A grace period of 61 days from the date of that notice will be allowed for payment of: (a) any balance needed for the monthly deduction plus; (b) an amount equal to 2 monthly deductions or, if greater, the number of monthly deductions until the next scheduled premium due date.

If the payment described in A or B above, as applicable, is not received within the grace period, the Policy will end at the end of the grace period and any remaining surrender value will be refunded.

10. Reinstatement

If the Policy ends at the end of the grace period, the Policy may be reinstated.

But this may only be done within 5 years after the Monthly Anniversary Day immediately before the start of the grace period. We shall need:

(a) evidence satisfactory to us that the Insured is insurable.
(b) payment of a premium large enough to cover:
    (i) the balance needed as described in subsection A or B of Grace Period, whichever is ap plicable (see Section 9 above); and
    (ii) an amount sufficient to keep the Policy in force for at least 3 months from the re instatement date.
(c) payment or reinstatement of any debt due us on the Policy, plus payment of interest on any reinstated debt from the date of reinstatement to the next policy anniversary at the rate which applies to policy loans on the date of reinstatement.
(d) reinstatement of any fund charge that would have been outstanding on the date of reinstatement had the Policy remained in force.

The reinstatement date will be the Monthly Anniversary Day that coincides with, or immediately pre cedes, the date the application for reinstatement is approved by us.

11. Beneficiary

Determination of Beneficiary - The beneficiary is as set forth in the application for this Policy unless otherwise provided by endorsement. Any reference in any beneficiary designation to a beneficiary living or surviving will, unless otherwise provided, mean living on the earlier of: (a) the day due proof of the Insured's death is received by us at our Home Office: and (b) the 14th day after the Insured's death. The share of the death proceeds of any beneficiary who is not living on that earlier day will be payable to the remaining beneficiaries. Payment will be made in the manner provided for in that designation. If no beneficiary is then living and unless otherwise provided, the death proceeds will be payable to the Insured's executors or administrators.

Change of Beneficiary - Beneficiary changes may be made during the Insured's lifetime by written notice to us at our Home Office. A change will take effect as of the date the notice was signed. But we must first accept and record this change at our Home Office. And this change will be subject to any payment made by us or action taken by us before receipt of the notice at our Home Office. The Policy need not be returned for us to endorse the change unless we ask for it.

12. Rights

During the Insured's lifetime, all rights under this Policy belong exclusively as set forth in the application for this Policy unless otherwise provided by endorsement. These rights include the right to change the beneficiary and to assign. Also included are all other rights, benefits, options, and privileges which are given by this Policy or allowed by us.

13. Optional Policy Changes

The following changes may be requested by writing to us at our Home Office. We shall issue an endorsement to the Policy to reflect any such change.

Increasing the Specified Amount - (Increases are not available: (a) before the second policy anniversary; (b) on or after the policy anniversary nearest the Insured's 81st birthday; or (c) if the monthly deduction is being waived under the terms of a waiver of Monthly Deduction Benefit rider). To increase the Specified Amount in force, a supplemental application must be submitted, subject to evidence satisfactory to us that the Insured is insurable. Any increase must be at least $10,000. The increase will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it.

Any increase in Specified Amount may be cancelled on the latest of: (a) 10 days after we deliver the endorsement reflecting that increase to the rightsholder;
(b) 45 days after part 1 of the application for that increase was signed; and
(c) 10 days after we mail or deliver a Notice of Withdrawal Right to the rightsholder. The increase will be cancelled as of its effective date upon receipt of written notice to cancel it at our Operations Center. We will issue an endorsement to reflect the cancellation. Within 7 days after the notice is received: (1) we will credit the Policy's fund value with the amount of any monthly deductions attributable to the increase; and (2) any outstanding fund charge will be adjusted, if necessary, so that it will be as though the increase had not occurred. The amount in (1) will be allocated among the sub-accounts as if it were a scheduled premium (see Premiums section). But, upon written request, such amount may instead be paid in cash.

At any time during the first 24 months after the date an increase in Specified Amount in force takes effect, the amount of fund value in the sub-accounts may be transferred to the GIA as described in the "Exchange Transfer to the GIA" provision (see Transfers section).

Decreasing the Specified Amount - (Decreases are not available before the second policy anniversary). Any decrease in the Specified Amount in force must be at least $10,000. The decrease will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it. The decrease will be applied as follows:

(a) first, to reduce the amount provided by the most recent increase in Specified Amount;

(b) next, to reduce the next most recent increases successively;

(c) finally, to reduce the Initial Specified Amount.

We will reject any requested decrease if that decrease would result in a Specified Amount which is less than the Specified Amount we then allow or if the resulting Fund Value would be less than the product of: (a) the number of months to the next policy anniversary, times (b) the monthly deduction. (See Fund Charge Section for the effect of decrease on Fund Value.)

Changing the Death Benefit Option - Any change in Death Benefit Option will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve the request to change the Option. If the change is from Option 2 to Option 1, the Specified Amount in force will not be changed. If the change if from Option 1 to Option 2, the Specified Amount in force will be decreased by the amount of the fund value on the Monthly Anniversary Day on which the change in Option takes effect. But, the Specified Amount in force after the decrease cannot be less than the minimum Specified Amount we then allow. We reserve the right to request evidence satisfactory to us that the Insured is insurable for a change from Option 1 to Option 2.

14. Transfers

Transfers Among the Sub-Accounts and the GIA - After the "Right to Return Policy" period has expired, fund value may be transferred among the sub-accounts and/or to or from the GIA upon request.

Transfers to the GIA - We will reject any part of a transfer to the GIA if the fund value in the GIA equals or exceeds the GIA Limitation shown in Section 1 or, if that part of the requested transfer would cause the fund value in the GIA to exceed such Limitation. Any portion of a requested transfer which is rejected will be retained in the sub-accounts in the same proportion as the transfer amount allocated against each sub-account bears to the total transfer amount.

Transfers from the GIA - A transfer of fund value from the GIA to any of the sub-accounts may be made once each policy year. A request for such transfer must be received by us at our Operations Center on or within 30 days after a policy anniversary. We will reject any part of a requested transfer from the GIA if that part would exceed the greater of: (a) 25% of the fund value held in the GIA on the Date the transfer would take effect; or (b) $5,000.

A transfer transaction which does not move fund value from the GIA will take effect on the Valuation Date that coincides with, or next follows the date the request is received at our Operations Center. A transfer transaction which moves fund value from the GIA will take effect on: (a) the policy anniver sary; or (b) if later (subject to above provisions), the Valuation Date that coincides with or next follows the date the request is received at our Operations Center.

Transfer Charge - All transfers included in a request are considered one transaction. The number of guaranteed free transfers which may be made during a policy year and the charge for transfers in excess of that number during that year are shown in Section 1. We reserve the right to increase, decrease or eliminate the charge but it will never be more than the guaranteed maximum shown in Section 1.

Any applicable transfer charges are allocated against the GIA and/or the sub-accounts from which the fund values are being transferred. The charge allocated against the GIA or any sub-account will be in the same proportion that the amount being transferred from the GIA or any sub-account bears to the total amount being transferred. But, if there is insufficient fund value in the GIA or any sub-account to provide for its proportionate share of the charge, then the entire charge will be allocated against the GIA and/or each sub-account from which funds are transferred in the same proportion that the fund value held in the GIA and each sub-account bears to the fund value in the GIA and all sub-accounts from which funds are transferred.

Exchange Transfer to the GIA - At any time during the first 24 months after the date, of issue of the Policy or within 24 months after the effective date of an increase in specified amount, the entire amount of fund value in the sub-accounts may be transferred to the GIA. Election of this exchange transfer will change this Policy to a policy which is not dependent upon the investment results of a separate account.

There will be no transfer charge for an exchange transfer and the GIA limitation will be waived. On the date an exchange transfer takes effect, the premium allocation will be changed to the GIA only.

15. The Variable Account

The variable benefits under this Policy are provided through investments we make in the Variable Ac count. This is an investment account established and maintained by us, separate from our general account or other separate accounts. It is used for our flexible premium variable life policies and, if permitted by law, may be used for other policies or contracts.

We own the assets in the Variable Account. Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets which exceed the reserves and other liabilities of the Variable Account.

The Variable Account is registered with the Securities and Exchange Commission
(SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the state of Arizona. We may, to the extent permitted by applicable laws and regulations, make these changes: (a) the Variable Account may be operated as a management company under the Investment Company Act of 1940; or (b) the Variable Account may be deregistered under that Act if registration is no longer required; or (c) the Variable Account may be combined with any of our other separate accounts.

Sub-Accounts - We use the assets of each separate sub-account to buy shares in a corresponding portfolio of the applicable fund. (See Section 3).

We reserve the right to establish new sub-accounts or eliminate one or more sub-accounts if marketing needs, tax considerations or investment conditions warrant. Any new sub-accounts may be made avail able to existing contracts on a basis to be determined by us. If any of these changes are made, we may by appropriate endorsement change the Contract to reflect the change.

Income and realized and unrealized gains or losses from assets of each sub-account are credited to or charged against that sub-account without regard to income, gains or losses in the other sub-accounts, our general account or any other separate accounts. We reserve the right to credit or charge a sub-account in a different manner if required, or appropriate, by reason of a change in the law.

We will value the assets of each sub-account on each Valuation Date after the assets in its corresponding fund portfolio have been valued on that Date.

Portfolio Changes - If, in our judgment, a portfolio no longer suits the purposes of the Policy due to a change in its investment objectives or restrictions, we may substitute shares of another portfolio that fund or shares of another investment fund. But, we will notify the rightsholder before doing so and, to the extent required by law, we will get prior approval from SEC and the Arizona Insurance Department. Such approval process is on file with the Arizona Insurance Department. We also will get any other required approvals.

16. The GIA

The GIA is an account which is part of our general account. The general account consists of all of our assets except those held by the Variable Account and other separate accounts maintained by us. The guaranteed annual interest rate that applies in the calculation of the fund value in the GIA is 5% (0.013368%, compounded daily). Interest in excess of the guaranteed rate may be applied in the calculation of that fund value in a manner determined by us. We may use different rates of interest for different portions of the fund value in the GIA.

After the 10th policy anniversary the annual interest rates that apply in the calculation of the fund value in the GIA on a given date will be .5% higher than the rate applicable to policies of the same type which have not yet reached their 10th policy anniversary. This increase is based on current expectations as to mortality, investment earnings, persistency and expenses and is not guaranteed.

17. Cash Value

The cash value of this Policy at any time is the fund value, less the fund charge.

18. Fund Value

1.  The fund value of this Policy on the Policy Date is
(a) the net premiums received by us on or before the Policy Date; less
(b) the monthly deduction due on the Policy Date

Thereafter, fund value calculations are made on Valuation Dates. If a fund value calculation has to be made for a day that is not a Valuation Date, then we shall use the Valuation Date that next follows that day.

2. The fund value of this Policy on a Valuation Date is determined as follows:

(a) Determine the Policy's fund value in each sub-account on that Valuation Date by multiplying the number of Units credit to the sub-account for the Policy before the purchase or redemption of any Units on that Date by its Unit value on that Date.

(b) Determine the amount of any refund by multiplying the fund value in each sub-account by .04167% (.5% annually). This refund is determined and allocated to each sub-account on each Monthly Anniversary Day after the 10th policy anniversary. It is based on current expectations as to mortality, investment earnings, persistency and expenses and is not guaranteed.

(c) Total the fund value in each sub-account on that Valuation Date.

(d) Add the fund value in the GIA on that Valuation Date; this is the accumulated value with interest of net premiums allocated, and amounts transferred, to the GIA before that Date, decreased by any allocations against the GIA before that Date for (i) any amounts transferred to Loan Account; (ii) any amounts transferred to the sub-accounts and applicable transfer charge; (iii) any partial surrender and its fee; and (iv) any monthly deductions.

(e) Add any amounts in Loan Account on that Date.

(f) Add interest credit on the Date on the amounts in (e) since the last Monthly Anniversary Day.

(g) Add any net premiums received on that Valuation Date.

(h) Deduct any partial surrender, and its fee, made on that Valuation Date.

(i) Deduct any monthly deduction to be made on that Valuation Date.

3. The fund value of this Policy on a Monthly Anniversary Day for the purpose of determining the cost of insurance and the cost of any waiver of monthly deduction rider on that Day is determined as follows:

(a) Determine the Policy's fund value on that Day as described in items (a) through (h) in subsection 2 of this section.

(b) Deduct the monthly deduction (excluding the cost of insurance and cost of any waiver of monthly deduction rider if applicable; see Monthly Deduction section).

19. Fund Charge

The fund charge for the Initial Specified Amount is shown in Section 1A. A new fund charge will be determined for each increase in Specified Amount and will be provided in the endorsement issued to reflect that increase. The fund charge for the Specified Amount in force reflects any charge attributable to the Initial Specified Amount and to each increase in Specified Amount.

For purposes of calculating fund charges after an increase in Specified Amount, premiums are allocated to the Initial Specified Amount and each increase in Specified Amount in the same proportion that the annual guideline premium increment for the Initial Specified Amount and each increase in Specified Amount bears to the total annual guideline premium.

Any decrease in Specified Amount requested by the rightsholder or made by us as a result of a partial surrender or change in Death Benefit Option, will result in a portion of the outstanding fund charge (if any) being assessed against the fund value. The amount of fund charge assessed will be the pro-rata portion of the fund charge attributable to each part of the Specified Amount in force being decreased. Any fund charge assessed will be allocated against the sub-accounts and/or the GIA in the same manner as monthly deductions.

A full surrender will result in all of the outstanding fund charge (if any) being assessed against the sur render proceeds.

20. Sub-Account Unit Value

The unit value of each sub-account on its first Valuation Date was set at $10. The unit value of each sub-account on any subsequent Valuation Date is obtained by subtracting (b) from (a) and dividing the result by (c), where:

(a) is. The per share net asset value on the Valuation Date of the applicable fund portfolio in which the sub-account invests times the number of such shares held in the sub-account before the purchase or redemption of any shares on that Date.
(b) is. The mortality/expense risk charge accrued as of that Valuation Date. The daily mortality/expense risk charge is a percentage (shown in Section 1) of the sub-account's net asset value on the previous Valuation Date. (If the previous day was not a Valuation Date, then the daily mortality/expense risk charge accrued is the percentage shown in Section 1 times the number of days since the last Valuation Date times the sub-account's net asset value on that last Valuation Date.)
(c) is. The total number of Units held in the sub-account on the Valuation Date before the purchase or redemption of any Units on that Date.

21. Monthly Deduction

The monthly deduction on a Monthly Anniversary Day for the following policy month is (a), plus (b), plus (c), where:

(a) is the cost of insurance (see Cost of Insurance section below).
(b) is the cost of any additional benefits provided by rider.
(c) is the administrative charge (as shown in Section 1).

Any monthly deduction to be made before the end of the "Right to Return Policy" period (see page 1) will be allocated against the Money Market sub-account. Monthly deductions made after the end of the "Right to Return Policy" period will be allocated against the GIA and/or each sub-account on the same basis that scheduled premiums are then allocated. However, if on any Monthly Anniversary Day there is insufficient fund value in the GIA and/or a sub-account to provide for its share of the monthly deduction, the monthly deduction will be allocated against the GIA and/or each sub-account in the same proportion that the Policy's fund value held in the GIA and/or each sub-account bears to the Policy's fund value in the GIA and all sub-accounts on that Day.

22. Cost of Insurance

The cost of insurance is determined on a monthly basis on a Monthly Anniversary Day. It is determined separately for each of the following, in the order shown:

(a) the Initial Specified Amount; and
(b) each increase in Specified Amount, successively, in the order in which it took effect; and
(c) either (i) or (ii) below, depending upon the Death Benefit Option in effect on the Monthly Anniversary Day:
    (i) if Death Benefit Option I is in effect and if the Death Benefit that would have been payable in the event of the Insured's death on that Day is greater than the Specified

         Amount then in force, the difference between that Death Benefit and that Specified Amount;
    (ii) if Death Benefit Option 2 is in effect and if the Death Benefit that would have been payable in the event of the Insured's death on that Day is the fund value plus the applicable percentage of that value, the difference between that Death Benefit less the fund value on that Day and the Specified Amount then in force. (The applicable per centage of the fund value is defined in Death Proceeds - Death Benefit Options section.)

The cost of insurance on a Monthly Anniversary Day for each of (a), (b), (c)(i) and (c)(ii) above is calculated by multiplying its insurance rate (see Insurance Rate section below) by its Amount At Risk (defined below). The insurance rate that applies to (c)(i) and (c)(ii) is same as the rate that applies to the most recent increase in Specified Amount. (If there has been no increase, the rate for the Initial Specified Amount applies.)

The "Amount At Risk" on the Monthly Anniversary Day is the difference between
(1) and (2), where: (1) is the Death Benefit that would have been payable in the event of the Insured's death on that Day; and (2) is the fund value on that Day determined as described in subsection 3 of the Fund Value section. The Policy's fund value on the Monthly Anniversary Day is applied in the order shown to (a), (b) and, if applicable, (c)(i) or (c)(ii) above, to determine the Amount At Risk for each. If the fund value when so applied equals or exceeds the Initial Specified Amount, there is no Amount At Risk for that Initial Specified Amount and no cost of insurance for it. If the fund value when so applied equals or exceeds the Initial Specified Amount plus any increase in Specified Amount, there is no Amount At Risk for that increase and no cost of insurance for it.

23. Insurance Rate

The insurance rate is based on the Insured's sex, age on the Policy Date, number of years since the Policy Date, and class of risk. "Class of risk" for the Initial Specified Amount is the class of risk to which the Insured belonged on the Policy Date and is shown on Page 1.

The insurance rate for any optional increase in Specified Amount will be based on the Insured's sex, age on the effective date of the increase number of years since that date and "Class of Risk" on that date.

Each year we shall review the monthly insurance rates to determine if any change should be made Monthly insurance rates will be based on our expectations as to future; (a) mortality; (b) investment earnings; (c) expenses, and (d) persistency. But, we guarantee that the insurance rates for the Initial Specified Amount will never be more than the rates shown in the Guaranteed Monthly Insurance Rates for Initial Specified Amount table in Section 2. And, insurance rate for any optional increase in Specified Amount will never be more than the guaranteed rates provided by us at the time the increase takes effect.

All guaranteed rates are based on the 1980 Commissioners Standard Ordinary Smoker of Non-Smoker Mortality Tables as applicable (for issue ages under 18, there is no smoker/nonsmoker adjustment), with interest at the rate of 5% a year (0.013368%, compounded daily) with appropriate increase for rated risk. Any change in insurance rates will be on a uniform basis for insureds of the same class. Changes in rates and the way in which they are determined will be filed with the insurance supervisory official of the state in which the Policy is delivered.

24. Continuation of Insurance

If premium payments are not continued, the Policy will be continued only as long as stated in (a) or (b) below, as applicable: (a) during the first 2 policy years, as long as the sum of all premiums paid less any partial surrenders (and their fees) and less any debt is equal to or greater than that sum of each Minimum Monthly Premium times the number of in force policy months during which that premium was applicable; or (b) after the Policy is in force 2 or more policy years, as long as the cash value less any debt is sufficient to cover any monthly deductions (See Section 9 Grace Period.)

This Continuation of Insurance provision will not continue the Policy beyond Age
95. Nor will it continue any additional benefit rider beyond its date for termination.

25. Basis of Calculation

The method of determining cash value, fund charge and sales charge has been filed with the insurance supervisory official of the state in which this Policy is delivered. Cash values are not less than the minimum values required by the law of the state in which the Policy is delivered.

26. Surrender

The Policy may be surrendered at any time during the Insured's lifetime for its surrender value, which is its cash value, less any debt reduced by any unearned loan interest.

27. Partial Surrender

A partial surrender of this Policy may be made after the second policy anniversary for any amount of at least $500 which, with its fee (see below), is less than the Policy's surrender value on the date of the partial surrender. A partial result may not result in a Specified Amount in force less than the minimum we then allow. Nor may it result in a remaining surrender value of less than $500. We reserve the right to limit the number of partial surrenders to 12 during a policy year.

A partial surrender fee equal to the lesser of: (a) $25; and (b) 2% of the amount of the partial surrender will apply to each partial surrender. The amount of a partial surrender, plus its fee, will be deducted from the fund value of the Policy on the date of the partial surrender. The fee will be retained by us.

Allocation of Partial Surrenders - Any partial surrenders (and their fees) will be allocated against: (a) one or more sub-accounts; (b) the GIA and one or more sub-accounts; or (c) if there is no cash value in any sub-account, the GIA.

Partial surrender amounts allocated against the subaccounts in accordance with
(a) or (b) above, will be as requested by written notice to us at our Operations Center. Allocations against the GIA in accor dance with (b) above will be subject to a maximum amount which bears the same proportion to the total amount being surrendered as the amount of fund value held in the GIA bears to the fund value in the GIA and all sub-accounts on the date of the partial surrender. Allocations will take effect on the Valu ation Date that coincides with, or next follows, the date the request is received at our Operations Center.

Partial surrender allocations may be by either amount or percentage. Allocations by percentage must be in whole percentages (totaling 100%) and at least 10% of the partial surrender must be allocated against the GIA or any sub-account included in an allocation. We shall not accept an allocation request if that request is incorrect or if there is insufficient fund value in the GIA or any sub-account to provide for the requested allocation against it. But, if an allocation is not requested then the entire amount of the partial surrender will be allocated against the GIA and each sub-account in the same proportion that the fund value held in the GIA and each sub-account bears to the fund value in the GIA and all sub-accounts.

Any partial surrender fee will be allocated against the GIA and/or any sub-accounts in the same proportion as the amount of the partial surrender allocated against the GIA and each sub-account bears to the total amount surrendered. But if there is insufficient fund value in the GIA or any sub-account to provide for its proportionate share of the fee, then the entire fee will be allocated against the GIA and each subaccount from which fund value is being surrendered in the same proportion that the fund value held in the GIA and each sub-account bears to the fund value in the GIA and all sub-accounts from which fund value is being surrendered.

If Death Benefit Option 1 is in effect on the day on which a partial surrender is made, we shall then reduce the amount of the Death Benefit payable on that day by the amount of the partial surrender, plus its applicable fee. If the amount of that reduced Death Benefit is less than the Specified Amount in force on that day, then the Specified Amount in force on that day will be decreased as of that day to equal the amount of that reduced Death Benefit. But the amount of partial surrender cannot result in a Specified Amount in force less than the minimum Specified Amount we then allow.

Preferred partial surrender amount - After the second policy anniversary, one or more partial sur renders may be made during each policy year without application of a fund charge (see Fund Charge section), up to a total surrender amount for that year of: 10% of the Policy's cash value on the date of the first surrender made during that year. Partial surrenders may be made only to the extent surrender value is available. We reserve the right ht to limit the number of partial surrenders made. under this Preferred partial surrender amount provision to 12 during any policy year.

28. Loans

Loans for not less than the minimum amount of $250 may be obtained at any time while this Policy has a loan value. A proper assignment of this Policy to us will be needed. The loan value is up to 90% of the cash value less any debt on the date of the loan.

Loan Interest - Loan interest at an annual rate of 5.4% will be charged in advance on new or outstand ing loans, including a loan continued after any reinstatement of the Policy. Loan interest will accrue from day to day between policy anniversaries and will be payable in advance on the date of the loan and on each policy anniversary. Any interest not paid when due will be added to the loan and bear interest at the 5.4% annual rate.

Miscellaneous Provisions - The Policy will be the sole security for any policy loan. But it need not be given to us for endorsement unless we ask for it.

Any reference to debt means total loan principal under this Policy plus any loan interest due and unpaid on a policy anniversary.

If ever the debt exceeds the cash value, this Policy will end. But we must first give at least 61 days notice of insufficient value.

Any debt may be repaid in whole or part before the Insured's death.

Any notice referred to in this "Loans" section will be mailed to the last known address of the rightsholder and any assignee of record.

Any debt may be allocated against: (a) one or more of the sub-accounts; or (b) the GIA and one or more of the sub-accounts; or (c) if there is no fund value in any sub-account, the GIA.

Allocations of debt against the sub-accounts in accordance with (a) or (b) above may be as requested in a notice satisfactory to us. Allocations against the GIA in accordance with (b) above will be subject to a maximum amount which bears the same proportion to the total amount of the loan as the amount of fund value held in the GIA bears to the fund value in the GIA and all sub-accounts on the date of the loan. Allocations will take effect on the Valuation Date that coincides with, or next follows, the date the request for the loan is received at our Operations Center.

Allocations may be by either amount or percentage. Allocations by percentage must be in whole percentages (totaling 100%) and at least 10% of the loan amount must be allocated against the GIA or any sub-account included in an allocation. We shall not accept an allocation request if that request is incorrect or if there is insufficient fund value in the GIA or any sub-account to provide for the requested allocation against it. But, if an allocation is not requested then the entire amount of the loan will be allocated against the GIA and each sub-account in the same proportion that the fund value held in the GIA and each sub-account bears to the fund value in the GIA and all sub-accounts.

Any debt repayment and any applicable unearned loan interest will be allocated to the GIA and/or the sub-accounts in accordance with the scheduled premium allocation then in effect (see Premiums section).

29. Loan Account

The loan account is a portion of the Policy's fund value which was transferred from the GIA or the sub- accounts to secure any outstanding debt plus any interest on such portion. On each Monthly Anniversary Day we credit interest on the Loan Account. The loan account will earn interest at a rate not less than 5% per year.

After the 10th policy anniversary the annual interest rate applicable to the Loan Account will be .5% higher than the rate applicable to policies of the same type which have not yet reached their 10th anniversary. This increase is based on current expectations as to mortality, investment earnings, persistency and expenses and is not guaranteed.

If the entire debt is repaid on a date which is not a Monthly Anniversary Day, we determine the interest earned on the Loan Account from the preceding Monthly Anniversary Day to the date that payment was received by us at our Operations Center. This interest will be allocated on the date of repayment among the GIA and/or the sub-accounts in accordance with the most recent scheduled premium allocation on record (see Premium section).

30. General Provisions

The Contract -- This Policy has been issued in consideration of the application and of the payment of the first premium shown in Section I. The application (copy attached) is a part of the Policy. The Policy and the application (and any supplemental applications for optional increases in Specified Amount) are the entire contract.

Statements in Application -- All statements made in the application will be considered to be representations. They are not warranties. No statement may be used to make this Policy invalid or to deny a claim under it, unless the statement is contained in the written application. And, a copy of the application for this Policy must have been attached to it as issue.

Incontestability -- This Policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its date of issue, except as to any provision for benefits in case of total disability. But, any optional interest in Specific Amounts or any reinstatement will be incontestable only after the increase or reinstatement has been in force during the lifetime of the Insured for 2 years from the date it took effect.

Misstatement of Age or Sex -- If the Insured's age or sex has been misstated, the amount of any Death Benefit will be sum of (a) and (b), where:

(a) is the fund value on the date of death;

(b) is the Amount At Risk on the last Monthly Anniversary Day, multiplied by the ratio of the insurance rate on the last Monthly Anniversary Day based on the incorrect age or sex to the insurance rate that would have applied on that Day based on the correct age or sex.

Suicide Exclusion -- In case of the suicide of the Insured, sane or insane, within 2 years of the date of the issue of the Policy, or within 2 years of the date of any restatement, the amount payable by us will be limited to the amount of the premiums paid less: (a) any debt; and (b) any partial surrenders and their fees.

But, in the case of suicide of the Insured, sane or insane, within 2 years of the date any optional increase in Specified Amount took effect the amount payable by us with respect to that increase will be limited to its cost.

Assignment - We shall not be charged with notice of assignment of any interest in this Policy until the assignment (or a copy) is received at our Home Office. We are not responsible as to the validity or effect of any assignment. We may rely solely on the statement of the assignment as to the amount of his or her interest. All assignments will be subject to any debt on this Policy. The interest of any beneficiary or other person will be subordinate to any assignment, whenever made. The assignee will receive any sum payable to the extent of his or her interest.

Policy Payment - In any settlement of this Policy, by reason of death, surrender, or otherwise, we may require the return of the Policy. Also, any debt on this Policy will be deducted when we determine the proceeds.

Due proof of death or total disability must be submitted to us at our Operations Center on forms furnished by us. These forms can be obtained from any local office of ours, or from our Operations Center.

Relationships - Relationships used in any beneficiary or other designation will refer to the Insured unless the wording indicates otherwise.

Authority - No change in this Policy will be valid until it is approved by one of our executive officers. This approval must be endorsed on or attached to this Policy. No agent or other person has authority to accept representations or information not in the written application. Nor may that person change this Policy or waive any of its provisions.

Postponement of Certain Payments or Transfers - We will usually pay any amount payable on surrender, partial surrender or loan within 7 days after we receive written request for the payment at our Operations Center. We will usually pay any death proceeds within 7 days after we receive due proof of death. But, any payment involving a determination of fund value may be postponed in any case whenever:

(a) the New York Stock Exchange is closed (except for customary weekend and holiday closings), or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC);
(b) the SEC by order permits postponement for the protection of policyholders;
    or
(c) the SEC determines that a state of emergency exists, so that valuation of the assets of the Variable Account or disposal of securities is not reasonably practicable.

Transfers among sub-accounts, and allocations to and against sub-accounts also may be postponed under the circumstances described in (a), (b) and (c) above.

Reports - We will send a report at least annually to the rightsholder showing the then current status of the Policy. It will show since the last report: premiums received; expense charges (including any transfer charges); cost of insurance and any riders; interest earned on any debt; interest on fund value in GIA; and any partial surrenders (and fees).

It will also show as of the current and prior report dates: Death Benefit; Specified Amount; cash value; fund value; sub-account Unit values; fund value in GIA; outstanding fund charge; any debt; interest earned on Loan Account; and any other information required by state law or regulation.

We will also send to the rightsholder any reports required by the Investment Company Act of 1940.

Projection of Benefits and Values - We shall provide a projection of illustrative future benefits and values at any time after the first policy anniversary upon: (a) written request; and (b) payment of a service fee. The fee will be the one then in effect for this service. The illustration will be based on: (a) requested assumptions as to Specified Amount, Death Benefit Option and scheduled premiums; and (b) any other assumptions that are needed and that we agree to.

Nonparticipation - We pay no dividends on this Policy.

31. Settlement Options

Instead of being paid in one sum, any death or surrender proceeds payable under this Policy to a natural person in his or her own right may be settled under one of the options below. But the payments under the option chosen must be made to that person (the payee). And, the amount of death or surrender proceeds must be at least $1,000.

Options Available -

1. Interest Income - Interest on the proceeds held by us at the rate set by us for each year. This rate will not be less than 2.3/4% a year.

2. Income for Specified Period - Income for the number of years chosen, based on the table below. This table shows the monthly income for each $1,000 of proceeds. Payments may be increased by additional interest as we may determine for each year.

Option 2 Table

--------------------------------------------------------------------------------------------------------------------------------
Years            1           2          3           4           5           6           7          8           9           10
--------------------------------------------------------------------------------------------------------------------------------
Amount        $84.37       42.76      28.89       21.96       17.80       15.03       13.06      11.58       10.42        9.50
--------------------------------------------------------------------------------------------------------------------------------
Years           11          12          13          14          15         16          17          18          19          20
--------------------------------------------------------------------------------------------------------------------------------
Amount         $8.75       8.13        7.60        7.15        6.76       6.41        6.11        5.85        5.61        5.39
--------------------------------------------------------------------------------------------------------------------------------




3. Single Life Income -- Income for a period certain and during the balance of the payee's lifetime. The period certain chosen may be: (a) 0, 10 or 20 years; or (b) the period required for the total income payments to equal the proceeds (refund period certain). The amount of income will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3 table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest.

If the income based on the period certain elected is the same as the income provided by another available longer period or periods certain, we will deem an election to have been made on the longest period certain.

3A. Joint Life Income -- Income during the joint lifetime of the payee and another person. Income will continue during the balance of the survivor's lifetime. The type of income chosen may give a survivor's income equal to: (a) the income amount payable during the joint lifetime; or (b) two-thirds of that income amount.

The amount of income payable during the joint lifetime will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3A table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest. If a person for whom option 3A is chosen dies before the first income amount is payable, the survivor will receive settlement instead under Option 3 with 10 years certain.

4. Income of Specified Amount -- Income, of the amount chosen, for as long as the proceeds and interest last. But, the amount chosen may not be less each year then 10% of the proceeds. Interest will be credited annually on the balance of the proceeds at the rate for each year set by us. This rate will not be less than 2 3/4% a year.

Other Settlement Options -- The proceeds may be settled under any other option agreed to by us.

Choice of Settlement -- During the Insured's lifetime, one of the above options may be chosen for proceeds payable by reason of his or her death. Or, a prior choice may be changed. The choice or change will be subject to the same conditions and will take effect in the same way as a change of beneficiary.

The payee of any proceeds payable in one sum but not yet paid may instead choose one of the options. This must be done by written notice to us at our Home Office not more than 1 month after the proceeds become payable.

Payment Provisions -- A supplementary contract will be issued when the proceeds are settled under one of these options. The contract will set forth the terms of the settlement. The contract date will be the date of the Insured's death if:
(a) the proceeds settled are death proceeds; and (b) the settlement was chosen during the Insured's lifetime. In all other cases the contract will bear the date the proceeds become payable.

Payment will be made monthly unless quarterly, semi-annual or annual payments are asked for when the option is chosen. But, if payments of the chosen frequency would be less than $25 each, we may use a less frequent payment basis.


-------------------------------------------------------------------------------------------------------------------
To obtain the amount of other than monthly payments,
multiply the monthly payment by the appropriate factor.                   Ann.           Semi-Ann.         Quarterly
-------------------------------------------------------------------------------------------------------------------
OPTION 2                                                                 11.85             5.97               2.99
-------------------------------------------------------------------------------------------------------------------
OPTION 3 - 0 Years Certain                                               11.68             5.90               2.97
-------------------------------------------------------------------------------------------------------------------
OPTION 3 - 20 Years Certain, or Refund Period Certain                    11.80             5.95               2.99
-------------------------------------------------------------------------------------------------------------------
OPTION 3 - 10 Years Certain, or OPTION 3A                                11.74             5.92               2.97
-------------------------------------------------------------------------------------------------------------------


The first payment under Option 2, 3, 3A, or 4 will be due as of the contract date. The first payment under Option 1 will be due 1, 3, 6, or 12 months after that date, depending on the frequency of payment.

Before we pay under Option 3 or 3A, we shall need proof of age which satisfies us. After the contract date, unless otherwise provided in the settlement approved by us at the time it was chosen, any settlement under Option 1, 2, 3, or 4 will end at the payee's death. The amount stated below for that option will then be paid in one sum to the payee's executors or administrators.

Option 1 or 4 -- Any unpaid proceeds and interest to the date of death.

Option 2 or 3 -- The amount which, with compound annual interest, would have provided any future income payments for: (a) the specified period (Option 2); or
(b) the specified period certain (Option 3). This interest will be at the rate or rates we assumed in computing the amount of income.

Option 3 - Minimum Monthly Income Per $1,000 of Proceeds

The life income shown is based on the payee's age at nearest birthday on the due date of the first income payment.

---------------------------------------------------------------------------------------------------------------
 10 Years Certain          20 Years Certain   10 Years Certain        20 Years Certain  10 Years Certain
  Male   Female     AGE    Male     Female    Male    Female    AGE    Male    Female     Male   Female     AGE
  AGE    Female
---------------------------------------------------------------------------------------------------------------
 $3.21   $3.14      10*    $3.20    $3.13    $3.74   $3.56       35    $3.71    $3.55    $5.42   $4.93       60
---------------------------------------------------------------------------------------------------------------
  3.22    3.15      11      3.21     3.14     3.78    3.59       36     3.75     3.58     5.54    5.04       61
---------------------------------------------------------------------------------------------------------------
  3.23    3.16      12      3.23     3.15     3.82    3.62       37     3.78     3.61     5.67    5.14       62
---------------------------------------------------------------------------------------------------------------
  3.24    3.17      13      3.24     3.17     3.86    3.65       38     3.82     3.64     5.80    5.25       63
---------------------------------------------------------------------------------------------------------------
  3.26    3.18      14      3.25     3.18     3.90    3.69       39     3.85     3.67     5.94    5.37       64
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
  3.27    3.19      15      3.27     3.19     3.94    3.72       40     3.89     3.70     6.08    5.50       65
---------------------------------------------------------------------------------------------------------------
  3.29    3.20      16      3.28     3.20     3.99    3.76       41     3.93     3.73     6.23    5.63       66
---------------------------------------------------------------------------------------------------------------
  3.30    3.22      17      3.30     3.21     4.04    3.80       42     3.98     3.77     6.38    5.77       67
---------------------------------------------------------------------------------------------------------------
  3.32    3.23      18      3.31     3.23     4.09    3.84       43     4.02     3.81     6.54    5.92       68
---------------------------------------------------------------------------------------------------------------
  3.34    3.24      19      3.33     3.24     4.14    3.88       44     4.06     3.84     6.71    6.07       69
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
  3.36    3.26      20      3.35     3.25     4.20    3.92       45     4.11     3.88     6.88    6.23       70
---------------------------------------------------------------------------------------------------------------
  3.37    3.27      21      3.37     3.28     4.25    3.97       46     4.16     3.93     7.05    6.40       71
---------------------------------------------------------------------------------------------------------------
  3.39    3.29      22      3.38     3.28     4.31    4.02       47     4.21     3.97     7.22    6.58       72
---------------------------------------------------------------------------------------------------------------
  3.41    3.30      23      3.40     3.30     4.38    4.07       48     4.26     4.01     7.40    6.76       73
---------------------------------------------------------------------------------------------------------------
  3.43    3.32      24      3.42     3.32     4.44    4.12       49     4.31     4.06     7.57    6.95       74
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
  3.46    3.34      25      3.45     3.33     4.51    4.18       50     4.37     4.11     7.75    7.15       75
---------------------------------------------------------------------------------------------------------------
  3.48    3.36      26      3.47     3.35     4.58    4.24       51     4.42     4.16     7.92    7.34       76
---------------------------------------------------------------------------------------------------------------
  3.50    3.38      27      3.49     3.37     4.66    4.30       52     4.48     4.21     8.09    7.54       77
---------------------------------------------------------------------------------------------------------------
  3.53    3.40      28      3.52     3.39     4.74    4.36       53     4.54     4.27     8.26    7.74       78
---------------------------------------------------------------------------------------------------------------
  3.56    3.42      29      3.54     3.41     4.82    4.43       54     4.60     4.32     8.42    7.94       79
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
  3.58    3.44      30      3.57     3.43     4.91    4.51       55     4.66     4.38     8.57    8.14       80+
---------------------------------------------------------------------------------------------------------------
  3.61    3.46      31      3.59     3.45     5.00    4.58       56     4.72     4.44
---------------------------------------------------------------------------------------------------------------
  3.64    3.49      32      3.62     3.48     5.10    4.66       57     4.78     4.51
---------------------------------------------------------------------------------------------------------------
  3.67    3.51      33      3.65     3.50     5.20    4.75       58     4.85     4.57
---------------------------------------------------------------------------------------------------------------
  3.71    3.54      34      3.68     3.52     5.31    4.84       59     4.91     4.64
---------------------------------------------------------------------------------------------------------------


* and under



 20 Years Certain       0 Years Certain
  Male   Female        Female        Male
-------------------------------------------
 $4.97   $4.71         $3.46   25    $3.34
-------------------------------------------
  5.04    4.77          3.59   30     3.44
-------------------------------------------
  5.10    4.84          3.75   35     3.57
-------------------------------------------
  5.16    4.91          3.96   40     3.73
-------------------------------------------
  5.22    4.98          4.22   45     3.93
-------------------------------------------

-------------------------------------------
  5.28    5.05          4.56   50     4.20
-------------------------------------------
  5.33    5.12          4.99   55     4.54
-------------------------------------------
  5.38    5.19          5.57   60     5.00
-------------------------------------------
  5.43    5.25          6.39   65     5.64
-------------------------------------------
  5.48    5.32          7.53   70     6.53
-------------------------------------------
  5.52    5.38
-------------------------------------------
  5.55    5.43
-------------------------------------------
  5.59    5.48
-------------------------------------------
  5.62    5.53             Refund Period
  5.64    5.57                Certain
                        Male   AGE   Female
-------------------------------------------
  5.66    5.60         $3.44   25    $3.33
-------------------------------------------
  5.68    5.63          3.56   30     3.42
-------------------------------------------
  5.70    5.66          3.70   35     3.54
-------------------------------------------
  5.71    5.68          3.88   40     3.69
-------------------------------------------
  5.72    5.70          4.11   45     3.87
-------------------------------------------

-------------------------------------------
  5.73    5.71          4.38   50     4.1
-------------------------------------------
                        4.73   55     4.40
-------------------------------------------
                        5.18   60     4.78
-------------------------------------------
                        5.76   65     5.28
-------------------------------------------
                        6.52   70     5.94
-------------------------------------------


* and under

+ and over

The minimum income for any age not shown in the 0 Years Certain and Refund Period Certain columns is calculated on the same mortality and interest assumptions as the minimum income for the ages shown and will be quoted on request.

Option 3A - Minimum Monthly Income Per $1,000 of Proceeds

The income shown is based on the ages (at nearest birthday on the due date of the first income payment) of the 2 persons during whose joint lifetime payments are to be made.

Same Income Continued to Survivor    Two-Thirds of Income Continued to Survivor



------------------------------------------------------------------------------------------------------
AGE                                                 AGE
OF                    AGE OF MALE                   OF                     AGE OF MALE
FEMALE      50     55      60     65     70         FEMALE      50       55     60        65       70
------------------------------------------------------------------------------------------------------
50        $3.89  $3.98   $4.04  $4.09  $4.13         50       $4.20    $4.35   $4.51     4.69    $4.89
------------------------------------------------------------------------------------------------------
55         4.03   4.16    4.27   4.36   4.42         55        4.36     4.54    4.73     4.95     5.18
------------------------------------------------------------------------------------------------------
60         4.16   4.34    4.51   4.66   4.78         60        4.55     4.76    4.99     5.25     5.53
------------------------------------------------------------------------------------------------------
65         4.27   4.51    4.76   4.99   5.20         65        4.76     5.01    5.29     5.62     5.97
------------------------------------------------------------------------------------------------------
70         4.37   4.66    4.99   5.34   5.67         70        4.99     5.28    5.63     6.04     6.49
------------------------------------------------------------------------------------------------------



The minimum income for any other combination of ages or for 2 persons of the same sex are calculated on the same mortality and interest assumptions as the minimum income for the combinations of ages shown and will be quoted on request.

Endorsements

(Endorsements may be made only by us. Any on this page were made when this Policy was issued, if we do not state otherwise.)


SOME DEFINITIONS AND PROVISIONS FOR BENEFICIARY AND RIGHTS
DESIGNATIONS

A. Wherever used in any Beneficiary or Rights designation the following terms shall mean:

    1. "Estate" means the court appointed fiduciary (executor, administrator or personal representative) for the decedent's estate.

    2.   "Will" means the instrument probated as the last will and testament.

    3. "Children Per Stirpes" means that if a designated child dies leaving children, such of said children as shall be living shall take the share of such deceased child, divided equally.

    4. "Trust" means an agreement of trust made by and between a settlor (or grantor) and a trustee, under a specific date.

    5. "Guardian" means that person appointed by a court of competent jurisdiction to administer and manage the property (estate) of another person ("ward," often an infant).

    6. "Equal Rights" or "Equally in Rights" means "as shall be living, jointly".

    7. "Issue" or "Heirs" is deemed to mean "Children Per Stirpes." As stated in number 3 above.

    8.   "And/or" or "Or" means "as shall be living, equally".

B. The Flexible Plan Settlement is not available as a settlement option.

/s/ David S. Waldman
-------------------------------

Secretary
89504

Rider attached to and forming a part of Policy (or Contract) issued by MONY Life
Insurance Company of America                                         B6009-75-96

Endorsements
(Endorsements may be made only by us. Any on this page were made when this Policy was issued, if we do not state otherwise.)

                                   BENEFICIARY


The beneficiary is:

Hippo Inc., or its successors as said Corporation interest may appear. The balance, if any, or the entire death proceeds if said Corporation, or its successors shall have no interest shall be payable to sister, Johanna Gordon, if living, if not, mother, Sandra Berger, if living. The Company may rely solely on the statement of said Corporation, or its successors as to the amount of said Corporation's interest.


MONY LIFE INSURANCE COMPANY OF AMERICA

/s/ David S. Waldman
------------------------------
Secretary

RIGHTS: During the Insured's lifetime, all rights belong exclusively to Hippo Inc., or its successors except that the rights so far as concern the interest of any beneficiary other than said Corporation, or its successors to change the beneficiary, to elect a settlement option subject to the provisions of the policy, and to change or revoke such an election belong exclusively to the Insured and the right to assign and the right to change this designation of rights belong exclusively to the Insured jointly with said Corporation, or its successors. The interest of any beneficiary other than said Corporation, or its successors shall be subordinate to the interest of said Corporation, or its successors.

No agreement between the Insured and Corporation shall vary the terms of this Contract or be otherwise binding on The Company. The Company shall be fully protected and discharged in any dealing or settlement, in accordance with the policy provisions, with any person designated as rightsholder without regard to the terms or validity of the agreement,

MONY LIFE INSURANCE COMPANY OF AMERICA
57521

/s/ David S. Waldman
------------------------------

Secretary

I represent the statements and answers in this application to be true and complete to the best of my knowledge and belief. I offer them to the appropriate MONY Company to induce it to issue the policy or policies and to accept the payment of premiums thereunder.

I agree that: (1) Payment of the first premium, if after the application date below, will mean that I represent that such statements and answers would be the same if made at the time of such payment; (2) no one but an Executive Officer of the Company may change any contract or waive any of its provisions; (3) when coverage takes effect: if a policy is issued exactly as applied for and required cost has been received, the policy will take effect on the date we authorize its delivery or on any later requested Policy Date. If a policy is issued either (a) other than as applied for, or (b) exactly as applied for but any required cost remains unpaid, the policy will take effect on the date it is delivered, provided its delivery and payment of any required cost are made while each person to be insured is living. But, in any case, a policy will not take effect for any of these situations before the date indicated: (a) for a Purchase Option election (Question 19), the Option Date; (b) for the exercise of a Term Conversion (Question 21); (c) for a Government Allotment authorization, its Policy Date, "Required Cost" in the case of a Purchase Option election or a Term Conversion is the full first premium. In any other case, "required cost" is the amount necessary to put the policy in force; (4) acceptance of any policy issued will ratify any correction in or amendment to the application noted by the Company in the space provided "FOR HOME OFFICE USE ONLY," in Section E of the application. A copy of the application attached to the policy will be sufficient notice of the change made. If the laws where the application is made so require, any change of amount, class of risk, age at issue, plan of insurance or benefits must be ratified in writing.

Under the penalties of perjury, I certify that:

- The number shown under Question 1 or 14 on Part 1 of the application is the correct taxpayer identification number of the rightsholder (or the rightsholder is waiting for a number to be issued).

- I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service
    (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding (does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contribution to an individual retirement arrangement
    (IRA), and payments other than interest and dividends).

For Underwriting and claim purposes, I permit:

- Any physician or other medical practitioner, hospital, clinic, other medically related facility, consumer reporting agency, or the Medical Information Bureau (MIB) to give medical record information regarding me to the Company or any of its reinsurers. The data includes findings on medical care; psychiatric or psychological care or examinations; or surgery. Also, any insurer or reinsurer may give the company medical data described above and data about current or pending insurance I may have.

-   The Company to get consumer reports; and motor vehicle reports about me.

- Any employer, business associate, financial institution, insurer, government unit or MIB, Inc. to give the Company any data that they may have about my occupation, avocations, driving record, finances, insurance coverage, general reputation and aviation activities (i.e., "personal information").

I understand that:

- A photocopy or facsimile transmission copy of this form will be as valid as the original. My consent to get medical record information and personal information about me will end two years from the date shown below. I may at any time, however, revoke my permission to get any data protected by 42 CFR
     Part 2 or any other Federal or State law or regulation which provides for such revocation. Any action taken before revocation, however, will be valid.

- I have been given a copy of "MONY's Information Practices and The Underwriting Process," including notices regarding consumer reports, and MIB, Inc. I know that I have a right to get a copy of this form.

- My records are protected under federal and state law and cannot be disclosed without my written consent unless otherwise provided by law. I further understand that the specific types of information to be disclosed may, if applicable, include: diagnosis, prognosis, and treatment for physical and/or emotional illness, including treatment of alcohol or substance abuse for any admissions; diagnosis, prognosis, and treatment of HIV infection, including HIV test results; and diagnosis, prognosis and treatment for any communicable disease or serious communicable disease or infection, including sexually transmitted diseases.

- All or part of the data which the Company gets may be sent to MIB. It may also be disclosed to and used by any Company reinsurer, employee or contractor who performs any business service on any insurance I may have applied for or have with the Company.


Signed at (City and State):                         on                , 19   .
                           ------------------------    ---------------    ---

X                                     X
 ---------------------------           --------------------------------------
 Signature of Insured                  Signature of Spouse - if to be Insured

Signature of Applicant (if other than Insured), who agrees to be bound by the representations and agreements in this and in any other part of this application. In the case of the exercise of a purchase option election or a conversion privilege, applicant means the owner of such right (other than the Insured).

X
 ---------------------------           --------------------------------------
Signature of:  Applicant
                        ---            --------------------------------------
   Owner (Rightsholder)                             Address
                        ---

X
 -------------------------------------
 Signature of Parent or Legal Guardian

 (if Insured is under age 15)